Exhibit 10.1
MUNICIPAL EFFLUENT PURCHASE AND SALE AGREEMENT
This MUNICIPAL EFFLUENT PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered by and between City of Phoenix (“Phoenix”), City of Mesa, City of Tempe, City of Scottsdale, and City of Glendale, Arizona municipal corporations (collectively the “Subregional Operating Group” and hereinafter referred to as the “SROG Cities” and individually as a “SROG City”); and Arizona Public Service Company, an Arizona corporation (“APS”), and Salt River Project Agricultural Improvement and Power District, an Arizona municipal corporation and agricultural improvement district (“SRP”), acting on behalf of themselves and El Paso Electric Company, a Texas corporation, Southern California Edison Company, a California corporation, Public Service Company of New Mexico, a New Mexico corporation, Southern California Public Power Authority, a California joint powers authority, and the Los Angeles Department of Water & Power, a municipal utility (hereinafter collectively referred to as the “Palo Verde Participants” and individually as a “Palo Verde Participant”). The SROG Cities and APS and SRP are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS
A.
WHEREAS, on April 23, 1973, the SROG Cities, along with the Town of Youngtown, and APS and SRP entered into that certain “Option and Purchase of Effluent Agreement” referred to as “Agreement No. 13904” under which, among other things, the municipalities agreed to sell and deliver treated wastewater discharged from the 91st Avenue wastewater treatment plant (“Effluent”), a municipal wastewater treatment plant jointly owned by the SROG Cities (the “91st Avenue WWTP”) and operated and maintained by Phoenix in its own behalf and as administrative agent for the other SROG Cities, for cooling use at the Palo Verde Nuclear Generating Station (“PVNGS”) operated and maintained by APS in its own behalf and as administrative agent for the other Palo Verde Participants;

B.
WHEREAS, on April 17, 1989, in Arizona Public Service Co. v. Long, 160 Ariz. 429 (1989), the Supreme Court of Arizona held, among other things, that municipal sewage effluent is neither surface water nor groundwater; it is water that loses its original character as surface water or groundwater, does not reestablish its legal character until it is returned to the ground as either surface water or groundwater, and prior to such return of effluent to the ground as either surface water or groundwater, the municipalities creating it are free to contract for the disposition of said effluent;

C.
WHEREAS, the Effluent purchased and sold in accordance with the terms and conditions of this Agreement is intended by the Parties to meet the legal standards set forth in Arizona Public Service Co. v. Long regarding the SROG Cities’ disposition of effluent;

D.
WHEREAS, pursuant to the terms of Agreement No. 13904, the SROG Cities are committed to make available to the Palo Verde Participants up to 105,000 acre-feet of Effluent per year through June 1, 2025, 70,000 acre-feet of Effluent per year through April 24, 2026, and 35,000 acre-feet of Effluent per year through November 25, 2027, after which time Agreement No. 13904 would terminate;

E.
WHEREAS, on December 11, 2008, APS, acting in its capacity as operating agent of PVNGS, submitted to the United States Nuclear Regulatory Commission three operating license renewal applications, which, if granted, will allow each of the three units at PVNGS to operate for an additional 20 years beyond the current license termination dates, thereby potentially extending the operating life of PVNGS through 2047;

F.
WHEREAS, as a result of these PVNGS operating license extensions, the Palo Verde Participants desire to secure the right to continue purchasing and receiving Effluent from the SROG Cities through 2050;

G.
WHEREAS, the Palo Verde Participants have determined that less than the entire 105,000 acre-foot quantity of Effluent the SROG Cities are committed to provide each year under Agreement No. 13904 is required to operate PVNGS at full capacity and, therefore, desire to reduce this quantity by 25,000 acre-feet per year;

H.
WHEREAS, the SROG Cities desire to continue selling Effluent for beneficial use at PVNGS and any other electric generating facilities located within 10 miles of PVNGS pursuant to the terms and conditions contained in this Agreement;

I.
WHEREAS, the extended sale and purchase of Effluent through 2050 will ensure the continued beneficial use of a renewable water source for power generation purposes while reducing the demand for non-renewable water supplies;

J.	WHEREAS, this Agreement is intended to replace Agreement No. 13904, which will be of no further force and effect upon the Effective Date (defined in Section 2, below) of this Agreement; and
K.
WHEREAS, APS and SRP are entering into this Agreement on their own behalf and on behalf of the other Palo Verde Participants pursuant to authorizations conferred on APS and SRP under that certain Arizona Nuclear Power Project Participation Agreement effective September 4, 1973, as such agreement is amended from time to time (the “ANPP Participation Agreement”).

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, terms, and conditions contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.	Ownership Changes.
1.1.
As to the Palo Verde Participants. Any person, partnership, corporation, or governmental body or agency (each, a “Person”) engaged in the generation, transmission, or distribution of energy that, after the Effective Date, becomes a Participant in PVNGS pursuant to Section 15 of the ANPP Participation Agreement shall be a Palo Verde Participant under this Agreement.

1.2.	As to the SROG Cities. Any municipal corporation that, after the Effective Date, becomes the holder of an ownership interest in the 91st Avenue WWTP shall be a SROG City under this Agreement.
2.
Term and Termination Date. This Agreement shall become effective on the date on which this Agreement has been approved by the governing bodies of all of the Parties and is signed by all of the Parties (the “Effective Date”), and shall terminate on December 31, 2050, unless extended by mutual agreement of the Parties pursuant to Section 14, below.

3.	Effluent Deliveries; Quantity; Relinquishment.
3.1.
Delivery Points. Throughout the term of this Agreement and in accordance with Section 3.2, below, Phoenix shall deliver up to 80,000 acre-feet of Effluent annually (the “Committed Quantity”) to the delivery points (the “Delivery Points”) interconnecting the 91st Avenue WWTP with the PVNGS water reclamation supply system pipeline (the “WRSS Pipeline”) for transport to the PVNGS Water Reclamation Facility (the “PVNGS WRF”), which Delivery Points are depicted on Exhibit “A” attached to this Agreement. APS and Phoenix may from time to time, by mutual written agreement, designate additional points of delivery for the purpose of delivering Effluent to the WRSS Pipeline. Upon such designation, the new point of delivery shall become a Delivery Point under this Agreement.

3.2.	Monthly Delivery Quantities.
3.2.1.
Subject to Section 3.3, below, throughout the term of this Agreement, in each of the months from January through April and October through December, Phoenix shall make available for delivery to PVNGS up to 7,000 acre-feet of Effluent.

3.2.2.
Subject to Section 3.3, below, throughout the term of this Agreement, in each of the months from May through September, Phoenix shall make available for delivery to PVNGS up to 8,000 acre-feet of Effluent.

3.3.	Annual Delivery Quantities. Subject to Sections 3.5 and 7.2, below, Phoenix shall not be required to deliver more than the Committed Quantity of Effluent each calendar year under this Agreement.

3.4.	Relinquishment of Portion of Committed Quantity.
3.4.1.
The Palo Verde Participants may, upon six months’ prior written notice to Phoenix, which notice shall be given in accordance with the requirements of Section 28.3, below (the “Relinquishment Notice”), permanently relinquish a portion of the Committed Quantity. The Relinquishment Notice shall identify the quantity of Effluent the Palo Verde Participants desire to relinquish (the “Relinquished Quantity”) and the date on which the relinquishment shall become effective (the “Relinquishment Date”).

Unless otherwise agreed to in writing by the SROG Cities, as of the date of the Relinquishment Notice, neither the Relinquished Quantity nor Relinquishment Date may be subsequently modified by the Palo Verde Participants, nor may the Palo Verde Participants rescind the relinquishment described in the Relinquishment Notice. Upon the Relinquishment Date, the Relinquished Quantity shall be deducted from the Committed Quantity in effect as of the date of the Relinquishment Notice, and the difference shall become the new Committed Quantity under this Agreement unless and until later modified pursuant to this Section 3.4.1.

3.4.2.	Unless otherwise agreed to by the Parties, modifications to the Committed Quantity pursuant to this Section 3.4 shall not affect the monthly delivery requirements set forth in Section 3.2, above.
3.4.3.	As of the Relinquishment Date, the Relinquished Quantity of Effluent shall be available for the SROG Cities’ use, sale, or other disposition.
3.5.
Substantial Change in Conditions. Section 3.4, above, notwithstanding, and subject to availability as reasonably in good faith determined and authorized by the SROG Cities, the Palo Verde Participants shall have the right to the delivery of additional quantities of Effluent for use consistent with the terms of this Agreement if certain conditions substantially change at PVNGS resulting in the need for additional Effluent. The additional quantities of Effluent resulting from substantially changed conditions pursuant to this Section 3.5 shall not be greater than 8,000 acre-feet per year during the term of this Agreement. The Per Acre-Foot Price (defined in Section 4.2, below) of any additional Effluent purchased by the Palo Verde Participants pursuant to this Section 3.5 shall be:

3.5.1.	For calendar years 2010 through 2025, the Per Acre-Foot Price determined in accordance with Section 4.2.1, below;
3.5.2.	For calendar years 2026 through 2050, the fourth tier Per Acre-Foot Price determined in accordance with Section 4.2.2, below.
4.
Price. In consideration of the sale and delivery of Effluent from the SROG Cities throughout the term of this Agreement and the other services provided by the SROG Cities pursuant to this Agreement, the Palo Verde Participants shall make payments to Phoenix, on behalf of the SROG Cities, in the manner and as determined pursuant to this Section 4.

4.1.
Water Supply Payments. The Palo Verde Participants shall pay Phoenix, on behalf of the SROG Cities, four lump-sum payments of 7.5 million dollars each (“Water Supply Payments”), which Water Supply Payments shall total 30 million dollars. The Palo Verde Participants shall pay the Water Supply Payments in accordance with the following schedule:

4.1.1.	Within 30 days after the Effective Date, 7.5 million dollars;
4.1.2.	7.5 million dollars by January 31 of each of the years 2011 through 2013;
4.1.3.
Upon the Palo Verde Participants’ full payment of 30 million dollars to the SROG Cities pursuant to this Section 4.1, no further Water Supply Payments shall be payable to the SROG Cities throughout the term of this Agreement.

4.2.
Per Acre-Foot Payments. In addition to the Water Supply Payments described in Section 4.1, above, subject to Section 7.2, below, the Palo Verde Participants shall pay Phoenix, on behalf of the SROG Cities, for each acre-foot of Effluent actually delivered to the Delivery Points pursuant to this Agreement (“Delivered Effluent Quantity”), as measured by the Metering Devices (defined in Section 6, below). Beginning on the Effective Date, throughout the term of this Agreement, the Palo Verde Participants shall pay Phoenix, on behalf of the SROG Cities, for the previous month’s Delivered Effluent Quantity by multiplying the previous month’s Delivered Effluent Quantity by the applicable per acre-foot price (the product being the “Monthly Payment Amount”), as determined in accordance with Sections 4.2.1 and 4.2.2, below (the “Per Acre-Foot Price”).

4.2.1.
Per Acre-Foot Price: 2010 through 2025. For calendar years 2010 through 2025, the Palo Verde Participants shall pay Phoenix, on behalf of the SROG Cities, the Per Acre-Foot Prices contained in the following schedule:

Per Acre-Foot
Contract Year	Price

2010	$58.57
2011	$64.71
2012	$71.51
2013	$79.02
2014	$87.31
2015	$96.48
2016	$106.61
2017	$117.81
2018	$130.18
2019	$143.85
2020	$158.95
2021	$175.64
2022	$194.08
2023	$214.46
2024	$236.98
2025	$261.86

4.2.2.	Per Acre-Foot Price: 2026 through 2050.
4.2.2.1.
In calendar years 2026 through 2050, the Palo Verde Participants shall pay Phoenix, on behalf of the SROG Cities, a Per Acre-Foot Price based on the following escalating tiered rate structure, which is composed of four price tiers based on the monthly Delivered Effluent Quantity:

Delivered Effluent
Tier	Quantity

1	0 – 2,000 acre-feet
2	2,001 – 4,000 acre-feet
3	4,001 – 6,000 acre-feet
4	6,001 – 8,000 acre-feet
4.2.2.2.	For each of the years 2026 through 2028, the Per Acre-Foot Prices applicable to Tiers 1 through 4 shall remain fixed at $198.00, $293.00, $349.00, and $474.00, respectively.
4.2.2.3.
Starting in 2029 and every year thereafter through 2050, subject to an annual cap of three percent, the preceding year’s Per Acre-Foot Price applicable to each tier shall be adjusted based on the simple average of the following three price indices as determined for that preceding calendar year: (i) Consumer Price Index — All Urban Consumers, U. S. City Average, Water and Sewerage Maintenance (not seasonally adjusted) [CUUR0000SEHG01)]; (ii) Consumer Price Index — All Urban Consumers, U.S. City Average, West Urban (not seasonally adjusted) [CUUR0400SA0, CUUS0400SA0]; and (iii) Consumer Price Index - All Urban Consumers, U.S. City Average, Electricity (not seasonally adjusted) [CUUR0000SEHF01, CUUS0000SEHF01] (the “Indices Basket”). Should any of the price indices in the Indices Basket be discontinued, the Parties shall substitute another such index generally recognized to be authoritative with respect to the subject matter of the discontinued index and this Agreement.

4.2.3.
Monthly Billings and Payments. By the fifth business day of each month, APS shall provide to Phoenix the flow information necessary to calculate the Monthly Payment Amount, which flow information shall be sent by facsimile or electronic mail and regular United States Mail. Using the flow information provided by APS pursuant to this Section 4.2.3, Phoenix shall invoice APS for the Monthly Payment Amount by the fifteenth day of the same month in which the flow information was received from APS; and APS shall pay Phoenix, on behalf of the SROG Cities, the Monthly Payment Amount by the last day of that same month. Provided Phoenix has properly invoiced APS pursuant to this Section 4.2.3, if APS fails to pay the Monthly Payment Amount by the due date thereof, Phoenix shall notify APS of such delinquent payment (the “Monthly Payment Delinquency Notice”), and APS shall pay the entire amount owed to Phoenix within 15 days after receipt of the Monthly Payment Delinquency Notice. If APS fails to pay the entire amount owed to Phoenix within 15 days of receipt of the Monthly Payment Delinquency Notice, beginning on the date on which the Monthly Payment Amount was originally due, interest shall accrue on the delinquent amount at a rate of one percent per month until paid.
5.	Non-Usage Fees.
5.1.
Calculation of Non-Usage Fee. Subject to Section 5.3, below, throughout the term of this Agreement, if APS does not take delivery of the entire Committed Quantity in a calendar year, in addition to any other payments owed to the SROG Cities pursuant to Section 4, above, the Palo Verde Participants shall pay a fee to Phoenix, on behalf of the SROG Cities, based on the difference between the Committed Quantity and Delivered Effluent Quantity in such year (the “Non-Usage Fee”). The Non-Usage Fee shall be calculated in accordance with the following schedule (see attached Appendix for illustrative examples of Non-Usage Fee calculations):

5.1.1.
2010 through 2025. For calendar years 2010 through 2025, the Non-Usage Fee shall be calculated by subtracting the Delivered Effluent Quantity in the calendar year (DQ) from the Committed Quantity in that same year (CQ) and multiplying the difference by 20 percent of the Per Acre-Foot Price (PP) applicable in that year (as determined in accordance with Section 4.2.1, above); or [(CQ – DQ) x PP x .20].

5.1.2.
2026 through 2050: Non-Extended Outage Periods. Subject to Section 5.1.3, below, for calendar years 2026 through 2050, the Non-Usage Fee shall be calculated by subtracting the Delivered Effluent Quantity in the calendar year (DQ) from the Committed Quantity in that same year (CQ) and multiplying the difference by 30 percent of the simple average per acre-foot price applicable in that year, which average per acre-foot price shall be determined by adding the Per Acre-Foot Price applicable to each of the four tiers in the relevant year, (as determined in accordance with Section 4.2.2, above) and dividing the total by four (“Average Per Acre-Foot Price” or (AP)); or [(CQ – DQ) x AP x ..30].

For example, because, in 2026, the Per Acre-Foot Prices for tiers 1 through 4 are set at $198, $293, $349, and $474, respectively, the Average Per Acre-Foot Price for these four tiers is $328.50. If 75,000 acre-feet (AF) of water was delivered to PVNGS in 2026 and the Committed Quantity was 80,000 acre-feet in that year, assuming there were no Extended Outage Periods (defined in Section 5.1.3.1, below), the Non-

Usage Fee payable to the SROG Cities by January 31, 2027 would be $492,750 ((80,000 AF – 75,000 AF) x $328.50 x .30).
5.1.3.
2026 through 2050: Extended Outage Periods. For calendar years 2026 through 2050, in lieu of the formula set forth in Section 5.1.2, above, if any PVNGS electric generating unit is shut down (“Outage Unit”) for an Extended Outage Period (defined in Section 5.1.3.1, below), the Non-Usage Fee applicable to each Outage Unit during the Extended Outage Period only shall be determined by using the “Representative Usage” (defined in Section 5.1.3.2, below) of such unit. The Non-Usage Fee payable for each Outage Unit during the Extended Outage Period shall be calculated by multiplying the Representative Usage (RU) by 20 percent of the Average Per Acre-Foot Price (AP) applicable in that year; or [RU x AP x .20].

5.1.3.1.
“Extended Outage Period” shall mean a period of 90 or more consecutive days over which a PVNGS electric generating unit is shut down. The Extended Outage Period shall commence on the day the electric generating unit is shut down and shall terminate on the day the electric generating unit has resumed full power generation. For purposes of this Section 5, “full power” means operation of a PVNGS electric generating unit at or near maximum generation with consideration for ambient temperature, regulatory requirements, and equipment conditions.

5.1.3.2.
“Representative Usage” is an estimate of the quantity of Effluent the Outage Unit would have used had it not experienced an Extended Outage Period, and is necessary to calculate the Non-Usage Fee for that Extended Outage Period. The Representative Usage shall equal the average Effluent usage over the entirety of the Extended Outage Period of the two remaining PVNGS electric generating units that operated at full power during such period. If only one PVNGS electric generating unit operated at full power during the entirety of the Extended Outage Period, the Representative Usage shall equal the Effluent usage of that unit over such period. If none of the PVNGS electric generating units operated at full power over the entirety of the Extended Outage Period, the Representative Usage shall be determined by considering the Effluent usage during the most recent year in which at least one PVNGS electric generating unit operated at full power over the same period of time as the Extended Outage Period. If during the entirety of such prior time period more than one unit operated at full power, the average Effluent usage of those units shall be used to calculate the Representative Usage.

For example, on March 17, 2026, PVNGS Unit 3 shuts down and does not resume full power generation until June 20, 2026. In addition, during this time frame, Units 2 and 3 experience short-term outages, each lasting a few weeks. Because none of the three PVNGS electric generating units operated continuously over the entire March 17 through June 20, 2026 time frame, it is necessary to consider the average Effluent usage for the electric generating units operating at full power during the entirety of the March 17, 2025 through June 20, 2025 period (or the Effluent usage of one unit if it was the only unit that operated at full power over the entirety of that period) in order to determine the Representative Usage. If such data is not available over the March 17, 2025 through June 20, 2025 period because all three units experienced an outage sometime during that period, the March 17, 2024 through June 20, 2024 period will be considered. This process will continue until the Representative Usage for at least one PVNGS unit operating at full power can be determined.
5.1.3.3.
Flow Measurements during Extended Outage Period. For purposes of determining the Representative Usage pursuant to Section 5.1.3.2, above, APS shall take a totalizer reading off the Metering Devices of Effluent transferred from the PVNGS reservoirs to the circulating water canals of the PVNGS electric generating units when the Outage Unit ceases operating at full power, and a second totalizer reading when the Outage Unit resumes operating at full power. The totalizer readings taken during the year used to determine the Representative Usage shall be used as the basis for calculating the Non-Usage Fee pursuant to this Section 5.1.3.

5.1.3.4.
Calculation of Non-Usage Fees in Extended Outage Period Years. In any year in which Non-Usage Fees are paid pursuant to this Section 5.1.3, the total quantity of Effluent on which such payment or payments are based shall be subtracted from the Committed Quantity in that year when determining the Non-Usage Fee payable pursuant to Section 5.1.2, above. Thus, the Non-Usage Fee payable pursuant to Section 5.2, below, shall be calculated by subtracting the Delivered Effluent Quantity in the relevant calendar year (DQ) and the total Representative Usage (RU) in that same year from the Committed Quantity in such year (CQ) and multiplying the difference by 30 percent of the Average Per Acre-Foot Price (AP) applicable in that year; or [(CQ – DQ – RU) x AP x .30].

For example, on March 17, 2026, PVNGS Unit 3 shuts down and does not resume full power generation until June 20, 2026; the Representative Usage over the Extended Outage Period for the Outage Unit was 6,500 acre-feet (AF). Assuming a Committed Quantity of 80,000 acre-feet, a Delivered Effluent Quantity of

68,500 acre-feet, and an Average Per Acre-Foot Price in 2026 of $328.50, the total Non-Usage Fees payable to Phoenix by January 31, 2027 would be calculated as follows:
Extended Outage Period: 6,500 AF x $328.50 x .20 = $427,050 (Section 5.1.3)
Non-Extended Outage Period: (80,000 AF – 68,500 AF – 6,500 AF) x $328.50 x .30 = $492,750 (Section 5.1.3.4)
Total Non-Usage Fees (2026): $427,050 + $492,750 = $919,800
5.1.3.5.
Extended Outage Periods over Multiple Calendar Years: Existence Known as of December 31. In the event an Extended Outage Period extends from the calendar year for which a Non-Usage Fee is payable into the following calendar year, and the existence of that Extended Outage Period is known as of December 31 of the year for which the Non-Usage Fee is payable, the Representative Usage shall be treated as follows: The Representative Usage based on that portion of the Extended Outage Period extending from the date on which the Extended Outage Period commenced through December 31 of that same year shall be used to calculate the Non-Usage Fee payable for that year. Additionally, the Representative Usage based on that portion of any Extended Outage Period extending from January 1 of any subsequent year through the earlier of the date on which the Extended Outage Period terminates, or December 31 of that year, shall be included in the calculation of the Non-Usage Fee payable for such year.

5.1.3.6.
Extended Outage Periods over Multiple Calendar Years: Existence Unknown as of December 31. In the event an Extended Outage Period extends from the calendar year for which a Non-Usage Fee is payable into the following calendar year, but the existence of that Extended Outage Period was not known as of December 31 of the year for which the Non-Usage Fee is payable and did not become known until the following year, 10 percent of that portion of the Non-Usage Fee paid for such year, which is attributable to that part of the Extended Outage Period that occurred between the date on which the Extended Outage Period commenced through December 31 of that same year (which portion of the Non-Usage Fee would have been paid pursuant to Section 5.1.2, above) shall be credited against the Non-Usage Fee payable for the following year and, to the extent the credit is not depleted, the remainder will be credited against the Non-Usage Fee payable in any subsequent years until depleted. That portion of the Non-Usage Fee for any part of the Extended Outage Period extending from January 1 of the year immediately following the year in which the Extended Outage Period commenced shall be determined in accordance with Section 5.1.3.5, above.

5.1.3.7.
Extended Outage Periods over Multiple Calendar Years: Applicable Per Acre-Foot Price. In any year in which an Extended Outage Period extends over multiple calendar years pursuant to Sections 5.1.3.5 and 5.1.3.6, above, the Average Per Acre-Foot Price used to calculate the Non-Usage Fee in accordance with this Section 5.1.3 shall be determined with reference to the Per Acre-Foot Price applicable in the calendar year in which that portion of the Extended Outage Period actually occurred.

5.2.
Payment of Non-Usage Fees. By the tenth day of each January, APS shall provide to Phoenix the Representative Usage, along with the totalizer readings and calculations used to determine the Representative Usage, which totalizer readings and calculations shall be sent by facsimile or electronic mail and regular United States Mail. By the twentieth day of each January, Phoenix shall invoice APS for the Non-Usage Fee calculated pursuant to Section 5.1, above; and APS shall pay Phoenix, on behalf of the SROG Cities, the entire Non-Usage Fee by January 31 of that same year. Provided Phoenix has properly invoiced APS pursuant to this Section 5.2, if APS fails to pay the Non-Usage Fee by the due date thereof, Phoenix shall notify APS of such delinquent payment (the “Non-Usage Fee Delinquency Notice”), and APS shall pay the entire amount owed to Phoenix within 15 days after receipt of the Non-Usage Fee Delinquency Notice. If APS fails to pay the entire amount owed to Phoenix within 15 days of receipt of the Non-Usage Fee Delinquency Notice, beginning on the date on which the Non-Usage Fee was originally due, interest shall accrue on the delinquent amount at a rate of one percent per month until paid.

5.3.
No Non-Usage Fee Payable upon Occurrence of Certain Events. To the extent an event that may significantly impair Phoenix’s ability to comply with the SROG Cities’ obligations under this Agreement (as described in Section 9.2, below) results in a decrease in the quantity of Effluent the Palo Verde Participants would have otherwise taken under this Agreement, no Non-Usage Fee shall apply to such quantity.

6.
Metering Devices. Metering devices installed by APS (“Metering Devices”) shall be used to measure the quantity of Effluent delivered to the Delivery Points and to measure Effluent flows for purposes of calculating the Representative Usage. Title to the Metering Devices shall be vested in the Palo Verde Participants. The Metering Devices shall be the basis for determining the Delivered Effluent Quantity. The Metering Devices shall be of a design and type acceptable to Phoenix and APS. The Palo Verde Participants shall bear the cost of the Metering Devices and the cost to install, operate, maintain, repair, replace, and calibrate the Metering Devices. APS shall calibrate the

Metering Devices no less frequently than once every six months. The SROG Cities may request in writing additional calibrations of the Metering Devices by an independent third party; provided that the cost incurred by the Palo Verde Participants for each additional calibration shall be reimbursed by the SROG Cities unless any such additional calibration reveals that the inaccuracy of the Metering Devices is greater than plus or minus two percent, in which case the cost of such additional calibration shall be borne by the Palo Verde Participants.
7.	Effluent Quality.
7.1.
Minimum Quality Standards. At all times throughout the term of this Agreement, the quality of Effluent delivered by Phoenix to the Delivery Points shall (i) be of equal or better quality as the Effluent discharged from the 91st Avenue WWTP to the Tres Rios constructed wetlands project; and (ii) meet or exceed the 91st Avenue WWTP’s applicable federal and state discharge permit limits, including any amendments or replacements thereof as may be made from time to time.

7.2.
Additional Effluent for Failure to Meet Minimum Quality Standards. Throughout the term of this Agreement, if, in any calendar year, the quality of Effluent delivered by Phoenix does not meet the minimum quality standards set forth in Section 7.1, above, and, as a result of such failure, cooling water usage at PVNGS is increased above 75,000 acre-feet per year based on an analysis of past blowdown rates to the PVNGS evaporation ponds, upon request by APS, Phoenix shall provide any additional Effluent required at no charge to the Palo Verde Participants up to, but not exceeding, 10 percent of the Committed Quantity for that calendar year. The additional quantity of Effluent required by this Section 7.2 shall be independent of and in addition to any additional quantities of Effluent delivered to PVNGS pursuant to Section 3.5, above. Any additional Effluent provided pursuant to this Section 7.2 shall not be a part of the Committed Quantity.

7.3.
Discharge of TDS Concentrate Prohibited. The SROG Cities shall not discharge any total-dissolved-solids concentrate at any point downstream of the 91st Avenue WWTP headworks, including, without limitation, the Delivery Points. By way of example, but not limitation, the SROG Cities shall not discharge reverse osmosis concentrate streams at such points.

8.	Operation and Maintenance.
8.1.
SROG Cities. Phoenix shall operate, maintain, repair, and replace, at the SROG Cities’ expense, the 91st Avenue WWTP as is necessary to enable the SROG Cities to carry out their obligations pursuant to Sections 3 and 7, above.

8.2.
Palo Verde Participants. APS shall operate, maintain, repair, and replace, at the Palo Verde Participants’ expense, all facilities, structures, and equipment owned, leased, or operated by the Palo Verde Participants, wherever located, used or useful for the receipt, treatment, storage, transportation, and use of Effluent, including, without limitation, all such facilities, structures, and equipment that may be located on property owned by the SROG Cities or any of them (“Participants’ Facilities”). Phoenix and APS may agree by separate agreement that Phoenix shall operate and maintain certain of Participants’ Facilities or engage in other activities for the Palo Verde Participants and shall be compensated therefor.
9.	Practices and Procedures.
9.1.	APS.
9.1.1.
Throughout the term of this Agreement, by June 30 of each year, APS shall provide Phoenix with a schedule setting forth the quantities of Effluent anticipated to be needed during each month of the following year.

9.1.2.
Except in the event of an unplanned, unscheduled outage, APS shall give Phoenix 30 days’ written notice in advance of any outage event. This notice shall include the date of the shutdown and the estimated duration of the outage.

9.1.3.
If an unplanned, unscheduled outage or any other event results in a “Substantial Decrease” (defined below) in the quantity of Effluent required by PVNGS, APS shall notify Phoenix of the decreased Effluent quantity requirements as soon as reasonably practicable. “Substantial Decrease” shall mean a decrease in flow requirements of greater than 2,000 gallons per minute over a six-hour period. By way of example, but not limitation, “an unplanned, unscheduled outage or any other event” resulting in a Substantial Decrease in the quantity of Effluent required by PVNGS might include a short-notice outage of an electric generating unit, a power failure at the Hassayampa pump station, or equipment failure at the PVNGS WRF. APS shall use its best efforts to minimize the duration of any unplanned, unscheduled outage or any other events that result in a Substantial Decrease in the quantity of Effluent required by PVNGS under this Agreement. The notice required by this Section 9.1.3 shall include information detailing the reason for the decreased flow requirement and when the event giving rise to the decreased flow requirement first occurred, the expected duration of the decreased flow requirement, and on what date a return to full operating capacity is expected.

9.2.
Phoenix. As soon as reasonably practicable, Phoenix shall notify APS of any event that may significantly impair Phoenix’s ability to comply with the SROG Cities’ obligations under this Agreement, including, without limitation, the requirements of Section 3, above, regarding quantity and the requirements of Section 7, above, regarding quality. By way of example, but not limitation, an “event that may significantly impair Phoenix’s ability to comply with the SROG Cities’ obligations under this Agreement” might include the loss or impairment of portions of the 91st Avenue WWTP’s wastewater collection system, including, without limitation, interceptors, or operational anomalies at the 91st Avenue WWTP that have the potential to significantly change the quantity or quality of the Effluent delivered to the Palo Verde Participants. Phoenix shall use its best efforts to minimize the duration of any events that may significantly impair Phoenix’s ability to comply with the SROG Cities’ obligations under this Agreement. The notice required by this Section 9.2 shall include information detailing the cause of the event that significantly impairs Phoenix’s ability to comply with the SROG Cities’ obligations under this Agreement and when the event first occurred, the expected duration of such event, and by what date a return to normal operations is expected.
9.3.
Contact by Third Parties. The SROG Cities shall not command, authorize, direct, or instruct their agents, consultants, or contractors to contact PVNGS, including the PVNGS WRF, without the prior consent of APS.

10.
New Treatment Plants. The SROG Cities shall install, operate, and maintain any new wastewater treatment plants and water reclamation plants constructed at any location other than the site of the 91st Avenue WWTP in such manner that the installation, operation, and maintenance of such new plant will not impair the ability of the SROG Cities to deliver Effluent pursuant to this Agreement.

11.
PVNGS Priority. The Palo Verde Participants’ right to the delivery of Effluent from the SROG Cities pursuant to this Agreement shall have priority over any other use or sale of Effluent from the 91st Avenue WWTP (“PVNGS Priority”), other than preexisting commitments to Buckeye Irrigation Company (30,000 acre-feet), the Arizona Game & Fish Department (7,300 acre-feet), the United States Water Conservation Lab (1,200 acre-feet), and each of their successors-in-interest (collectively, “Preexisting Users”), and only up to the respective quantities provided herein. Any use of the Committed Quantity by the SROG Cities or any of them and by others claiming by, through, or under the SROG Cities or any of them (other than the Preexisting Users) shall be subordinated to the rights of the Palo Verde Participants pursuant to this Agreement.

12.
Location of Use. Delivered Effluent may be used by the Palo Verde Participants at PVNGS and any other electric generating facilities located within 10 miles of PVNGS. In addition, Effluent discharged from the WRSS Pipeline for purposes of maintaining and repairing the WRSS Pipeline may be used on agricultural lands adjacent to the WRSS Pipeline and/or within the service area of an irrigation or water conservation district formed pursuant to A.R.S. § 48-2901 et seq., as amended.

13.
Use of Effluent. Except as required for maintenance and repair activities on the WRSS Pipeline, Effluent made available to the Palo Verde Participants pursuant to this Agreement shall not be directly or indirectly utilized other than for the purposes stated in this Agreement without prior written consent of the SROG Cities.

14.
Option to Extend and True-Up Payment. In 2035, the Parties shall begin meeting to discuss a potential new agreement for the purchase and sale of Effluent or an extension of this Agreement for an additional 20 years through 2070 with no changes in PVNGS

Priority. The price terms of such new agreement or extended Agreement, which extended Agreement would be applicable for the years 2051 through 2070 only, will be negotiated at that time. If the Parties successfully negotiate a new agreement or an extension of this Agreement, and upon full execution of such new agreement or extended Agreement and approval by the governing bodies of all of the Parties, the Palo Verde Participants shall pay Phoenix, on behalf of the SROG Cities, a lump-sum true-up payment (“True-Up Payment”) if the annual price adjustment cap of three percent is exceeded during the 2029 through 2035 period. The True-Up Payment shall be based on the actual rate of inflation (based on the Indices Basket) during each year that the three-percent cap was exceeded; provided, however, the total overall price adjustment, including the True-Up Payment, in each year of the 2029 through 2035 period shall not exceed four percent. If the Parties are unable to mutually agree on the terms of a new agreement or an extension of this Agreement, or if such new agreement or extended Agreement is not approved by all of the Parties’ governing bodies, the Palo Verde Participants shall not be obligated to pay a True-Up Payment.
15.
Notice of Unit Shutdown. Subject to Section 27.2, below, in the event the Palo Verde Participants intend to take out of service and permanently retire from use as a source of electric generation a PVNGS electric generating unit, the Palo Verde Participants shall provide Phoenix with at least 24 months’ written notice of the date on which the unit will be shut down.

16.	No Waiver of Water Rights. Nothing in this Agreement shall constitute a waiver, relinquishment, abandonment, or forfeiture of any water rights of any of the Parties.
17.
Easements and Rights-of-Way. Phoenix, without cost to the Palo Verde Participants, shall grant easements, rights-of-way, leases, and licenses to the Palo Verde Participants for all Participants’ Facilities as may be located at the site of the 9lst Avenue WWTP. It shall be the responsibility of Phoenix and APS to agree upon the scope and description of such easements, rights-of-way, leases, and licenses.

18.	Pledge, Transfer, and Assignment of Palo Verde Participants Interest.
18.1.
The Palo Verde Participants shall have the right at any time and from time to time to mortgage, create, or provide for a security interest in or convey in trust all or part of their respective interests in this Agreement and in any property installed or maintained subject to this Agreement, including, without limitation, Participants’ Facilities, to a trustee or trustees under deeds, mortgages, or indentures or to a secured party or parties under a security agreement as security for present or future successors or assigns thereof, without need for the prior written consent of any other Palo Verde Participant or the SROG Cities and without such mortgagee, trustee, or secured party assuming or becoming in any respect obligated to perform any obligations under this Agreement.

18.2.
Upon 30 days’ advance written notice to the other Palo Verde Participants and the SROG Cities, any mortgagee, trustee, or secured party under present or future deeds of trust, mortgages, indentures, or security agreements of any Palo Verde

Participant and any successor or assign thereof, and any receiver, referee, or trustee in bankruptcy or reorganization of any Palo Verde Participant, and any successor by action of law or otherwise, and any purchaser, transferee, or assignee of any thereof may, without need for the prior written consent of any other Palo Verde Participant or the SROG Cities, succeed to and acquire all the rights, titles, and interests of such Palo Verde Participant in this Agreement and in any property installed or maintained subject to this Agreement and may take over possession of or foreclose upon said rights, titles, and interests of such Palo Verde Participant.
18.3.
Upon 30 days’ advance written notice to the SROG Cities and other Palo Verde Participants, each Palo Verde Participant shall have the right to transfer and assign all or part of its interest in this Agreement to any Person who is or will become a Palo Verde Participant without the prior written consent of the SROG Cities or any other Palo Verde Participant. Upon any such transfer, the Palo Verde Participant acquiring such interest shall assume all the duties and obligations related thereto and, with the written consent of the SROG Cities, which shall not be unreasonably withheld, the Palo Verde Participant transferring such interest shall be released and discharged therefrom.

18.4.
Except as otherwise provided in Sections 18.1, 18.2, and 18.3, above, any Person succeeding to the rights, titles, and interests of a Palo Verde Participant or SROG City shall assume and agree to fully perform and discharge all of the obligations hereunder of such Palo Verde Participant or SROG City, and such Person or successor shall notify each of the other Palo Verde Participants and the SROG Cities in writing of such transfer, assignment, or merger and shall furnish to each Palo Verde Participant and the SROG Cities evidence of such transfer, assignment, or merger.

18.5.
Any Palo Verde Participant or SROG City transferring or assigning any of its rights, titles, or interest in and to this Agreement shall provide 30 days’ advance written notice to each of the other Palo Verde Participants and SROG Cities.

19.
Improvements and Additions. The SROG Cities shall, at their sole expense, take all reasonably practical actions necessary, including, without limitation, making improvements, modifications, and additions to the 91st Avenue WWTP, to ensure compliance with the delivery quantities established in Section 3 and quality standards set forth in Section 7 hereof. If the SROG Cities fail, refuse, or are unable to make required improvements, modifications, and additions, the Palo Verde Participants shall have the right, with the concurrence of the SROG Cities, which concurrence shall not unreasonably be withheld, to install any facilities necessary to provide the treatment of Effluent required to meet such quality specifications, and payments required to be made by the Palo Verde Participants pursuant to Section 4, above, shall be reduced by the amount of all costs reasonably incurred by the Palo Verde Participants to install, operate, and maintain such facilities, including reasonable fixed charges and operation and maintenance expenses.

20.	Permits and Authorizations.
20.1.
Palo Verde Participants. APS shall be solely responsible for securing and maintaining in force and effect any and all permits and authorizations required by law for the transportation of Effluent from the Delivery Points to PVNGS or to any other points and for any uses of the Effluent set forth in this Agreement. APS shall use the Effluent in accordance with all applicable laws and regulations.

20.2.
SROG Cities. The SROG Cities shall be solely responsible for securing and maintaining in force and effect any and all permits and authorizations required by law for the delivery of Effluent to the Palo Verde Participants at the Delivery Points and for the discharge into any watercourse or other disposal of Effluent that is not delivered to and accepted by the Palo Verde Participants pursuant to this Agreement. The SROG Cities shall deliver the Effluent to the Palo Verde Participants in accordance with all applicable laws and regulations.

20.3.
Section 27.2, below, notwithstanding, if any laws or regulations governing the delivery or use of Effluent as contemplated under this Agreement are promulgated in the future so as to make it impossible or infeasible to deliver and use the Effluent as specified hereunder, the Parties shall meet to discuss in good faith how the purposes of this Agreement and intent of the Parties may be effectuated in accordance with such newly promulgated laws or regulations.

21.	Destruction, Damage, or Condemnation.
21.1.
If all, or any part, of the 91st Avenue WWTP is destroyed, damaged, or condemned, the SROG Cities shall restore or reconstruct the 91st Avenue WWTP in such a manner as to permit the SROG Cities to deliver Effluent to the Palo Verde Participants pursuant to this Agreement; or in the event substitute wastewater treatment facilities are constructed at a new location other than the site of the 91st Avenue WWTP, in lieu of restoration or reconstruction of the 91st Avenue WWTP, the SROG Cities shall sell and deliver the same rights to the treated wastewater from such substitute facilities on the same terms and conditions as apply to the sale and delivery of Effluent from the 91st Avenue WWTP pursuant to this Agreement. If the SROG Cities make changes to the 91st Avenue WWTP or construct substitute wastewater treatment facilities at a new location pursuant to this Section 21.1, the SROG Cities shall, at their sole expense, design, construct, and install all infrastructure necessary to deliver the Effluent pursuant to this Agreement.

21.2.
If all or a portion of the Participants’ Facilities are destroyed or condemned, the Palo Verde Participants shall repair, restore, or reconstruct the Participants’ Facilities in a manner to permit the Palo Verde Participants to receive and transport Effluent pursuant to this Agreement.

22.	Taxes.
22.1.
If any general and/or special city, county, state, or other real property taxes, or any other typical taxes or imposts are properly assessed or levied against the Participants’ Facilities, the Palo Verde Participants shall pay all such taxes prior to delinquency.

22.2.
If any general and/or special county, state, or federal (but not city) taxes are properly assessed or levied against the purchase or use of Effluent pursuant to this Agreement, the Palo Verde Participants shall pay all such taxes prior to delinquency.

22.3.
The SROG Cities or any of them shall not require the Palo Verde Participants to pay a tax resulting from the sale of Effluent by the SROG Cities or impose any assessment on the Participants’ Facilities. If, contrary to this Section 22.3, the SROG Cities or any of them imposes an assessment or levies a tax on the Participants’ Facilities that has the effect of raising the price of Effluent under this Agreement, the price of Effluent shall be decreased by the amount of such tax or assessment.

22.4.
If any general and/or special city, county, state, or other real property taxes, or any other type of taxes or imposts are assessed or levied against the 91st Ave WWTP, the SROG Cities shall pay all such taxes prior to delinquency.

22.5.	Nothing contained in this Section 22 shall be construed as a recognition or admission by the SROG Cities or the Palo Verde Participants of the validity of any particular tax or assessment.
23.	Liability, Indemnification, and Insurance.
23.1.
Liability of SROG Cities. Except for the negligence or willful misconduct of the Palo Verde Participants, their officers, directors, employees, and agents, the SROG Cities shall be liable insofar as the Palo Verde Participants are concerned for any physical damage to property and death of, and personal injury to, anyone arising out of the ownership, use, occupancy, operation, maintenance, repair, replacement, and reconstruction of the 9lst Avenue WWTP; and the SROG Cities hereby indemnify and hold the Palo Verde Participants harmless for, from, and against any cost, expense, claim, or loss from such damage or injury.

23.2.
Liability of Palo Verde Participants. Except for the negligence or willful misconduct of the SROG Cities, their officers, councilmembers, managers, employees, or agents, the Palo Verde Participants shall be liable insofar as the SROG Cities are concerned for any physical damage to property and death of, and personal injury to, anyone arising out of the Palo Verde Participants’ ownership, use, occupancy, operation, maintenance, repair, replacement, and reconstruction of the Participants’ Facilities; and the Palo Verde Participants hereby indemnify and hold the SROG Cities harmless for, from, and against any cost, expense, claim, or loss from such damage or injury.
23.3.
Indemnification for Use of Delivered Effluent. The Palo Verde Participants shall indemnify the SROG Cities for, from, and against any claim resulting from the control, transmission, use, or disposal of Effluent by the Palo Verde Participants after delivery thereof by the SROG Cities to the Delivery Points, except to the extent such claim is the result of the SROG Cities’ failure to comply with the quality standards set forth in Section 7.1, above.

23.4.
Insurance. The SROG Cities and the Palo Verde Participants shall procure and maintain insurance against physical damage to property and death of, and personal injury to, persons of the kind and with coverages normally carried by entities operating properties similar to the 91st Avenue WWTP and the Participants’ Facilities. Nothing contained in this Section 23.4 shall prohibit the SROG Cities and the Palo Verde Participants from adopting a self-insurance program of a type and kind being utilized by entities operating properties similar to the 91st Avenue WWTP and the Participants’ Facilities. Upon request, the SROG Cities and the Palo Verde Participants shall furnish the others with certifications of insurance demonstrating compliance with this Section 23.4.

24.	Cooperation of the Parties.
24.1.
Each of the SROG Cities and the Palo Verde Participants shall fully cooperate with and assist one another in securing and maintaining in force any and all licenses, permits, authorizations, approvals, and consents required in accordance with this Agreement or by local, state, or federal laws and regulations and shall render such assistance to the other Parties as it or they may reasonably request.

24.2.
Each of the SROG Cities and the Palo Verde Participants shall fully cooperate with and assist one another in any and all judicial and administrative proceedings required in or related to the performance of this Agreement.

24.3.	Each of the SROG Cities and the Palo Verde Participants shall make, execute, and deliver all documents and instruments necessary or useful to the implementation and performance of this Agreement.
24.4.
In the event any proceeding at law or equity is instituted involving the authority and power of any of the SROG Cities and/or the Palo Verde Participants to make, execute, and deliver this Agreement and/or to perform its terms, covenants, and conditions, or is relating to the rights, title, and interest of any of the SROG Cities or the Palo Verde Participants in and to Effluent, then the SROG Cities and the Palo Verde Participants shall jointly and cooperatively defend the validity of this Agreement and the use of Effluent intended hereunder.

25.	Interruption of Delivery of Effluent.
25.1.
Subject to Section 25.2 below, the SROG Cities shall have the right to refuse to deliver Effluent under the terms of this Agreement when all of the following have occurred: (i) there exists in the SROG Cities a critical need for water to be used for domestic purposes; (ii) subject to Section 11, above, all other reasonable sources of water in excess of the Committed Quantity have been exhausted; (iii) reasonable steps have been taken by the SROG Cities to conserve their municipal water supplies; and (iv) the SROG Cities have given the Palo Verde Participants reasonable notice of the critical need in accordance with the requirements of Section 28.3, below. When the critical need expires, or when other reasonable sources of water become available, the SROG Cities may no longer refuse to deliver Effluent pursuant to this Agreement. The SROG Cities shall use their best efforts to resume deliveries of Effluent pursuant to this Agreement at the earliest practicable time if such deliveries are interrupted pursuant to this Section 25.

25.2.
Prior to designating the existence of a critical need and temporarily discontinuing Effluent deliveries to the Palo Verde Participants pursuant to Section 25.1, above, the SROG Cities shall consider the critical need for energy to support the Parties’ respective customer bases by expressly acknowledging the symbiotic relationship between water and energy in the desert state of Arizona and the interdependency of these two vital resources by taking into account the mutual critical need each Party has for the other’s product.

26.	Dispute Resolution; Default and Termination.
26.1.
In the event of a dispute arising out of or relating to this Agreement, the Parties shall attempt in good faith to resolve such dispute promptly by negotiation between representatives having authority to settle the controversy. All reasonable requests for information made by one Party to the other shall be honored.

26.2.
The Parties shall pay all monies and carry out all other performances, duties, and obligations agreed to be paid and/or performed by them pursuant to the terms and conditions set forth and contained in this Agreement. A default by a Party in its covenants and obligations shall be an act of default under this Agreement (“Default”).

26.3.
In the event of a Default by a Party, within 30 days following the giving of written notice of such Default by the non-defaulting Party, the defaulting Party shall remedy such Default either by advancing the necessary funds and/or rendering the necessary performance, as the context so requires. The notice required by this Section 26.3 shall clearly identify the specific nature of the Default and the steps required to cure the same.

26.4.
In the event that a Party disputes an asserted Default, such Party shall pay the disputed payment or perform the disputed obligation, but may do so under protest, which protest shall be in writing, shall accompany the disputed payment or precede the performance of the disputed obligation, and shall specify the reasons upon which the protest is based. Payments not made under protest shall be deemed to be correct.
26.5.
In the event of a Default by a Party in the payment or performance of any obligation under this Agreement, which continues for a period of 60 days or more without having been cured by the defaulting Party, or without the defaulting Party having commenced or continued action in good faith to cure such Default, then, at any time thereafter and while said Default is continuing, the non-defaulting Party at its option may, by written notice to the defaulting Party, terminate this Agreement.

26.6.
If this Agreement is terminated for any reason, Phoenix shall have the immediate right of re-entry of any easement or leasehold granted to the Palo Verde Participants pursuant to Section 17, above. APS shall, as soon as reasonably practicable or within such other time frame as the Parties may agree, remove all facilities owned by the Palo Verde Participants located on property owned by the SROG Cities or any of them. All facilities not removed from such property within such time frame shall become the property of the owner of such real property.

27.	Performance and Uncontrollable Circumstance.
27.1.
Performance. All terms, covenants, and conditions to be performed by the Parties under this Agreement shall be performed at the sole expense of the Party so obligated, and if another Party pays any sum of money or does any act that requires the payment of money, by reason of the failure, neglect, or refusal of the obligated Party to perform such term, covenant, or condition, the sum of money so paid by the other Party shall immediately be payable to the non-obligated Party by the Party obligated to perform.

27.2.
Uncontrollable Circumstance. A Party shall not be considered to be in Default in the performance of any of the obligations under this Agreement (other than obligations of a Party to pay costs and expenses) if failure of performance is due to an Uncontrollable Circumstance. The term “Uncontrollable Circumstance” means any act, event, or condition that is caused by or due to circumstances beyond the reasonable control of the Party relying thereon as justification for not performing an obligation or complying with any condition required of such Party under this Agreement and that materially interferes with such Party’s obligations under this Agreement (other than payment obligations) to the extent that such act, event, or condition is not the result of the willful or negligent act, error or omission, failure to exercise reasonable diligence, or breach of this Agreement on the part of such Party. By way of example, but not limitation, each of the following shall constitute an Uncontrollable Circumstance: failure of facilities, flood, earthquake, tornado, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, action or non-action by or failure to obtain the necessary authorizations or approvals from any governmental agency or authority or the electorate, labor or material shortage, sabotage, restraint by court order, law, regulation, or public authority, and the forced shutdown of PVNGS or the 91st Avenue WWTP by a governmental body, which by exercise of due diligence and foresight such Party could not reasonably have been expected to avoid and which, by exercise of due diligence it is unable to overcome. Nothing contained in this Section 28.2 shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved. A Party rendered unable to fulfill any obligation by reason of an Uncontrollable Circumstance shall, as soon as reasonably practicable, notify the others of the event giving rise to such Uncontrollable Circumstance, and exercise due diligence to remove such inability with all reasonable dispatch.
28.	General Provisions.
28.1.
Incorporation of Recitals and Exhibit. The Recitals set forth in Paragraphs A through K, above, and Exhibit “A” attached to this Agreement (but not the attached Appendix) are incorporated here by this reference as if fully set forth in this Agreement, and are acknowledged and agreed to by the Parties.

28.2.
Case; Section Headings. The use of the singular or plural number shall be deemed to include the other uses whenever the context so requires. The section headings used in this Agreement are for convenience and reference only and do not define, limit, or describe the scope or intent of any provision of this Agreement.

28.3.
Notices. Notices shall be in writing and shall be given by: (a) personal delivery; (b) national overnight delivery service; or (c) United States Mail, certified mail, return receipt requested, postage prepaid. Notices shall be delivered or addressed to the addresses set forth below or at such other address as APS or Phoenix may designate in writing. The date a notice shall be deemed to have been given, received, and become effective shall be: (i) the date on which the notice is delivered or refused, if notice is given by personal delivery or delivery by a national overnight delivery service; or (ii) three days following the date of deposit in the mail, if the notice is sent by certified United States Mail, return receipt requested and postage prepaid. No notice shall be deemed effective unless sent in one of the manners described above.

To Phoenix:	Director of Water Services
City of Phoenix
200 West Washington Street
Phoenix, Arizona 85003

To PVNGS:	Palo Verde Nuclear Generating Station
Att’n: Water Reclamation Facility Manager
5801 South Wintersburg Road, M.S. 6215
Tonopah, Arizona 85354-7529

with a copy to APS:	Arizona Public Service Company
Att’n: Water Resources Manager
P.O. Box 52034, M.S. 9724
Phoenix, Arizona 85072-2034
Any Party referenced in this Section 28.3 may change the address or addressee to which notices are to be sent by giving notice of such change of address or addressee in conformity with the provisions of this Section 28.3.
28.4.	Remedies Cumulative. The remedies provided for in this Agreement shall be cumulative. All remedies available under this Agreement shall be in addition to any and all remedies at law or in equity.
28.5.
Successors and Assigns. The terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and shall apply to the respective transferees, successors, and assigns of the transferring Party.

28.6.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona.
28.7.
Entire Agreement. The Parties expressly acknowledge that they have read this Agreement and understand all of its terms, covenants, and conditions, and that this Agreement constitutes the entire agreement with respect to any matters referred to in this Agreement. This Agreement supersedes any and all other understandings, agreements, correspondence, or communications between the Parties with respect to the matters embodied in this Agreement, including Agreement No. 13904, which shall be of no further force and effect.

28.8.	Modification. No changes, alterations, or modifications to this Agreement shall be effective unless in writing and signed by an authorized representative of each of the Parties.
28.9.
Waiver. The failure of a Party to insist, in any one or more instances, on performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted under this Agreement or of the future performance of any such term, covenant, or condition, and the obligations of the Parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a Party shall be valid unless in writing signed by such Party. A waiver by one Party of the performance of any covenant or condition of another Party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant or condition.

28.10.	No Party the Drafter. This Agreement is the product of negotiation between the Parties, and no Party is deemed the drafter of this Agreement.

28.11.
Conflict of Interest. The provisions of A.R.S. § 38-511 are incorporated in this Agreement to the extent of their applicability to contracts of the nature of this Agreement under the laws of the State of Arizona.

28.12.
Counterpart Execution. This Agreement may be signed in counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. All signatures need not be on the same counterpart.

28.13.
Authorizations. The signatories to this Agreement represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for which they sign and that no further action or approvals are necessary before execution of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of                      _____, 2010.
[Remainder of page intentionally left blank]

CITY OF PHOENIX, an Arizona municipal corporation
By:	/s/ David Cavazos
Its: City Manager

Attest:
/s/ Mario Paniagua
City Clerk

Approved as to Form:
/s/ Gary Verburg
Acting Phoenix City Attorney

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
On April, 14 2010, before me, Dawnell M. Navarro, a Notary Public in and for the State of Arizona, personally appeared David Cavazos, personally known to me (or proved to me on the basis of satisfactory evidence) to be the City Manager and                      of the CITY OF PHOENIX, an Arizona municipal corporation, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the municipal corporation by themselves and as such                      and                     .
WITNESS my hand and official seal.

/s/ Dawnell M. Navarro
Notary Public
My Commission Expires:

March 30, 2013

CITY OF MESA, an Arizona municipal corporation
By:	/s/ Christopher J. Brady
Its: City Manager

Attest:
/s/ Linda Crocker
City Clerk

Approved as to Form:
/s/ Wilbert J. Taebel
Mesa City Attorney

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
On April, 29 2010, before me, Ann Webster, a Notary Public in and for the State of Arizona, personally appeared Christopher J. Brady, personally known to me (or proved to me on the basis of satisfactory evidence) to be the City Manager and                      of the CITY OF MESA, an Arizona municipal corporation, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the municipal corporation by themselves and as such City Manager and                     .
WITNESS my hand and official seal.

/s/ Ann Webster
Notary Public
My Commission Expires:
May 27, 2010

CITY OF TEMPE, an Arizona municipal corporation
By:	/s/ Hugh Hallman
Its: Mayor

Attest:
/s/ Jan Hort
City Clerk

Approved as to Form:
/s/ Andrew B. Ching
Tempe City Attorney

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
On April 26, 2010, before me, Kay Savard, a Notary Public in and for the State of Arizona, personally appeared Hugh Hallman & Jan Hort, personally known to me (or proved to me on the basis of satisfactory evidence) to be the Mayor and City Clerk of the CITY OF TEMPE, an Arizona municipal corporation, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the municipal corporation by themselves and as such                      and                     .
WITNESS my hand and official seal.

/s/ Kay E. Savard
Notary Public
My Commission Expires:
Aug. 20, 2013

Contract No. 2010-042-COS

CITY OF SCOTTSDALE, an Arizona municipal corporation
By:	/s/ W. J. Lane
Its: Mayor

Attest:
/s/ Carolyn Jagger
City Clerk

Approved as to Form:
/s/ Steven B. Bennett
Scottsdale City Attorney

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
On April, 19 2010, before me, K. Stevens, a Notary Public in and for the State of Arizona, personally appeared Jim Lane and Carolyn Jagger, personally known to me (or proved to me on the basis of satisfactory evidence) to be the Mayor and City Clerk of the CITY OF SCOTTSDALE, an Arizona municipal corporation, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the municipal corporation by themselves and as such Mayor and City Clerk.
WITNESS my hand and official seal.

/s/ K. Stevens
Notary Public

My Commission Expires:

Nov. 28, 2013

CITY OF GLENDALE, an Arizona municipal corporation
By:	/a/ Pamela J. Kavanaugh
Its: Assistant City Manager

Attest:
/s/ Pamela Hanna
City Clerk

Approved as to Form:
/s/ Craig D. Tindall
Glendale City Attorney

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
On April, 16 2010, before me, Summer Steinke, a Notary Public in and for the State of Arizona, personally appeared Pam Kavanaugh, personally known to me (or proved to me on the basis of satisfactory evidence) to be the Assistant City Manager of the CITY OF GLENDALE, an Arizona municipal corporation, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the municipal corporation by themselves and as such Assistant City Manager.
WITNESS my hand and official seal.

/s/ Summer Steinke
Notary Public

My Commission Expires:

1/9/2011

ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation
By:	/s/ Randall K. Edington
Its: EVP & CNO

Attest:
/s/ Diane Wood

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
On April, 23 2010, before me, Barbara J. Dubishar, a Notary Public in and for the State of Arizona, personally appeared Randall K. Edington AND Diane Wood, personally known to me (or proved to me on the basis of satisfactory evidence) to be the EVP & CNO and Associate Secretary of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the ~~municipal~~ (BJD) corporation by themselves and as such EVP & CNO and Associate Secretary.
WITNESS my hand and official seal.

/s/ Barbara J. Dubishar
Notary Public
My Commission Expires:
December 12, 2010

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an Arizona municipal corporation and agricultural improvement district
By:	/s/ John M. Williams, Jr.
Its: President

Attest and Countersign:
/s/ Terrill A. Lonon

Approved as to Form:
/s/ Frederic L. Beeson

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
         On March, 26, 2010, before me, Fay A. Wehofer, a Notary Public in and for the State of Arizona, personally appeared John M. Williams Jr, and Terrill A. Lonon, personally known to me (or proved to me on the basis of satisfactory evidence) to be the President and Secretary of the SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an Arizona municipal corporation and agricultural improvement district, and that they being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the municipal corporation by themselves and as such President and Secretary.
WITNESS my hand and official seal.

/s/ Fay A. Wehofer
Notary Public
My Commission Expires:
11/27/2011

EXHIBIT “A”
Map of Delivery Points

TRES RIOS PUMP STATION
WRSS PIPELINE
PVNGS DELIVERY POINTS
EXISTING 91ST AVENUE WWTP
UP01 PLANT EXPANSION
NORTH
DELIVERY POINT 5
WRSS PIPELINE
91st AVENUE
DELIVERY POINT 4
(Tolleson WWTP
Delivery Point)
DELIVERY POINT 3
DELIVERY POINT 2
DELIVERY POINT 1

APPENDIX†
Examples of Non-Usage Fee Calculations under
Municipal Effluent Purchase and Sale Agreement
For purposes of this Appendix, a Committed Quantity of 80,000 acre-feet (AF) is assumed. In addition, this Appendix assumes the following for the years 2028 and 2029:
2028
Delivered Effluent Quantity: 65,000 AF
Per Acre-Foot Price:
Tier 1 — $198.00
Tier 2 — $293.00
Tier 3 — $349.00
Tier 4 — $474.00
Average Per-Acre-Foot Price: $328.50 [($198.00 + $293.00 + $349.00 + $474.00) ÷ 4]
Outage Periods and Effluent Usage
Unit 1 outage: May 1 through August 31 = 123 days
Unit 2 Effluent usage from May 1 through August 31: 8,220 AF
Unit 3 Effluent usage from May 1 through August 31: 8,230 AF
Unit 3 outage: November 16 through December 31 = 45 days (outage ongoing into 2029)
Unit 1 Effluent usage from November 16 through December 31: 2,318 AF
Unit 2 Effluent usage from November 16 through December 31: 2,316 AF
2029
Delivered Effluent Quantity: 72,500 AF
Per Acre-Foot Price:
Tier 1 — $203.94
Tier 2 — $301.79
Tier 3 — $359.47
Tier 4 — $488.22
Average Per-Acre-Foot Price: $338.36 [(203.94 + 301.79 + 359.47 + 488.22) ÷ 4]
Outage Period and Effluent Usage
Unit 3 outage: January 1 through February 28 = 59 days (outage continuing from 2028)
Unit 1 Effluent usage from January 1 through February 28: 3,040 AF
Unit 2 Effluent usage from January 1 through February 28: 3,036 AF

†
This Appendix is for illustrative purposes only and is neither incorporated into nor made a part of the Municipal Effluent Purchase and Sale Agreement. Capitalized terms used in this Appendix shall have the meanings ascribed to them in the Municipal Effluent Purchase and Sale Agreement.

In 2028, the Unit 1 outage lasted for a total of 123 days. Therefore, pursuant to Section 5.1.3.1, it is an Extended Outage Period. Based on the totalizer readings taken pursuant to Section 5.1.3.3, pursuant to Section 5.1.3.2, the Representative Usage for the Unit 1 Extended Outage Period would be calculated by taking the average Effluent usage of the two remaining PVNGS electric generating units operating at full power (i.e., Units 2 and 3) over that same period, or 8,225 AF [(8,220 AF + 8,230 AF) ÷ 2]. In 2028, Unit 3 was also in an outage that commenced on November 16 and continued through the end of that year. However, because only 45 days had passed, the outage was not treated as an Extended Outage Period and, as a result, the Palo Verde Participants paid the higher 30 percent Non-Usage Fee on that portion of the outage extending from November 16 through December 31.
Pursuant to Sections 5.1.3.4 and 5.2, by January 31, 2029, the Palo Verde Participants would pay Phoenix, on behalf of the SROG Cities, a Non-Usage Fee of $1,208,058.75 calculated as follows:
Portion of 2028 Non-Usage Fee Payable over Extended Outage Period
$540,382.50 [8,225 AF x $328.50 x .20]
Portion of 2028 Non-Usage Fee Payable over Non-Extended Outage Period
$667,676.25 [(80,000 AF – 65,000 AF – 8,225 AF) x $328.50 x .30]
Total 2028 Non-Usage Fee: $540,382.50 + $667,676.25 = $1,208,058.75
In 2029, there was only one outage—an outage to Unit 3, which was a continuation of the outage that commenced on November 16, 2028. Because the outage lasted 104 days until Unit 3 resumed full power on February 28, 2029, it constituted an Extended Outage Period. The Representative Usage for that portion of the Unit 3 Extended Outage Period occurring from January 1, 2029 through February 28, 2029 would be calculated by taking the average Effluent usage of the two remaining PVNGS electric generating units operating at full power (i.e., Units 1 and 2) over that same period, or 3,038 AF [(3,040 AF + 3,036 AF) ÷ 2].
Because that portion of the Unit 3 outage extending from November 16 through December 31, 2028 was not treated as an Extended Outage Period (because the existence of such Extended Outage Period was unknown as of December 31 of that year), the Palo Verde Participants paid the higher 30 percent Non-Usage Fee for that 45-day period. Therefore, pursuant to Section 5.1.3.6, 10 percent of that portion of the Non-Usage Fee attributable to that part of the Extended Outage Period extending from November 16 through December 31, 2028 must be credited against the Non-Usage Fee payable in 2029. To determine the amount of the credit, the Representative Usage for that portion of the Unit 3 Extended Outage Period occurring from November 16, 2028 through December 31, 2028 must be calculated by taking the average Effluent usage of the two remaining PVNGS electric generating units operating at full power (i.e., Units 1 and 2) over that same period, or 2,317 AF [(2,318 AF + 2,316 AF) ÷ 2].
By January 31, 2030, the Palo Verde Participants would pay Phoenix, on behalf of the SROG Cities, a Non-Usage Fee of $582,402.79 calculated as follows:
Portion of 2029 Non-Usage Fee Payable over Extended Outage Period
$205,587.54 [3,038 AF x $338.36 x .20]
Portion of 2029 Non-Usage Fee Payable over Non-Extended Outage Period
$452,928.70 [(80,000 AF – 72,500 AF – 3,038 AF) x $338.36 x .30]
Credit for that Portion of Extended Outage Period Occurring in 2028
$76,113.45 [2,317 AF x $328.50 x .10]
Total 2029 Non-Usage Fee: $205,587.54 + $452,928.70 – $76,113.45 = $582,402.79